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                                                                   EXHIBIT 10.6



October 1, 1997                                                  Via:  Facsimile



Mr. Fred A. Gysi
1981 Westridge Road
Los Angeles, CA  90049

Dear Fred:

        It is with pleasure that I offer you the position of Vice President - Finance and Administration at THQ Inc. As we discussed, I believe you would be an excellent addition to the THQ management team. If you accept, the terms of your employment would be as follows:

1. Annual base salary of $125,000 to be paid on a bi-weekly basis. Reviews are held annually.

2. An annual bonus targeted at 15 - 35 % of your base compensation, the exact amount of which will be determined by both your performance and the Company's. Payment of the bonus will generally be made during February assuming your employment extends through that time; no proration of bonus will apply if you are not employed by the Company at the end of the year.

3. Vacation time of three weeks per year. Eight paid holidays and two personal or floating days are also planned each year.

4. Participation in the Company's Group Health Insurance Plan, which currently includes life, medical, dental, and vision coverage in which you will be enrolled on the first of the month following your first 30 days of employment with the Company. Enrollment is subject to approval from the insurance company.

5. Participation in the Company's 401 (k) Plan. Employees are able to defer up to 12% of their annual compensation through the plan subject to IRS limitations, and the Company currently matches contributions up to 4% of eligible compensation.

6. Participation in the Company's profit-sharing plan, which generally provides for annual Company contributions.


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7.  An award of 40,000 stock options to be granted by the Board of Directors of
    THQ Inc. These options will vest ratably over the next three years.

    I am looking forward to working with you and to having you become a member of the team at THQ Inc.

Yours very truly,                                 Accepted and agreed this
                                                  ___day of October, 1997


Brian J. Farrell                                  By:  /s/ Fred A. Gysi
------------------------                             -----------------------
President and                                          Fred A. Gysi
Chief Executive Officer


cf/BF